Exhibit 2.2

Purchase Price Addendum #2

Portfolio Purchase 8-01-05

Pursuant to the Purchase Agreement by and between Alternative Debt Portfolios, L.P. “COMPANY” and StoresOnline, Inc., “Seller” dated the 22nd day of December 2004, the parties hereby agree to the following terms and conditions:

Purchase Price and Terms:

•                  The total purchase price for Contracts listed on Exhibit A will be as follows:

Fifteen Million Three Hundred Sixty Two Thousand One Hundred Sixty Two Dollars ($ 15,362,162.00)

•                  Equal to One-Hundred Percent (100%) of the total net book value of the Contracts listed on Exhibit A less a 7% discount for transaction costs and servicing fees.

•                  Net Book Value will be calculated at 68.89% of the sum of the principal balances of each Contract purchased on Exhibit A.

•                  Contracts must be written with an annual percentage rate of Eighteen Percent or greater (18%).  The purchase price for an individual contract will be adjusted lower by one percent (1%) for each percentage point the annual percentage rate is lower than Eighteen.

Requirements:

•                  Seller’s credit application and Contract may be used.  Other finance company Contracts may be used if reviewed by COMPANY.  The review of applications and financing agreements by COMPANY does not attest to compliance with Federal, State, Municipal laws, statutes or ordinances.

•                  Seller must provide applicant(s) telephone at residence if previously provided.

•                  Seller must provide a completed credit application including two personal references, preferably relatives, not living in the same household with address and phone numbers if previously provided.

•                  Applicant(s) must have an active checking account, savings account, or credit card if previously provided.

•                  All other requirements stipulated at the time of approval must also be provided prior to funding.

Verification (Final Approval Prior To Funding):

COMPANY must receive if requested:

•                  Completed original financing agreement signed by applicant(s)

•                  Original completed credit application signed by applicant(s).

•                  Credit report on applicant.

•                  Verification of the requirements as stated above.

•                  Verification of delivery of product / service and customer understanding of terms by COMPANY.

Funding:

•                  The purchase price amount will be remitted to Seller upon receipt of paperwork and completion of COMPANY’s verification of all terms and conditions required as a condition to approval.  There is a one time processing fee of $9.95 payable to Alternative Debt Portfolios, LLC., which will be deducted for each Contract purchased.  Funds will be remitted by regular mail at no additional cost.  Seller can arrange to have checks couriered or funds wired for an additional fee.

•                  Final transfer of Seller’s right, title, and interest in Contract(s) to COMPANY becomes effective upon Seller’s receipt of funds from COMPANY.

Additional Considerations:

•                  Seller agrees to re-purchase, within ten days, any contract verified and validated with Seller to be fraudulent, where the customer did not receive the proper merchandise or services, where the customer refused payment due to an unsettled dispute of services with the Seller, where there was an oral Contract or agreement, where merchandise was not properly serviced, where the Contract was found to be unenforceable, unassignable, or invalid due to state or federal compliance laws and/or other legal rulings, judgments, or settlements.  All replacement Contracts are subject to Company’s approval.  Seller is subject to a $50 fee for all cancelled, replaced or repurchased Contracts.

Client Origination Fee:

•                  Seller will pay Alternative Debt Portfolios, LLC a one-time origination fee of $150 which COMPANY will deduct from SELLER’S funding payout when due.

Seller hereby agrees and accepts the above terms and conditions.

Seller: StoresOnline, Inc., 754 East Technology Avenue, Orem, UT 84097

Signature:	/s/ Robert Lewis

Print Name	Robert Lewis

Title:	CFO

Date:	August 8, 2005